Exhibit 99.1

Leap Reports 25 Percent Year-Over-Year Improvement in Adjusted OIBDA in Third Quarter

~ Company Reports More than 850,000 Gross Customer Additions, a 43 Percent Year-Over-Year Increase ~

~ New Initiatives Developed During Quarter Position Company for Upcoming Holiday Season ~

Note: A webcast of Leap’s conference call and accompanying presentation slides will be available at 5:00 p.m. EST today at http://investor.leapwireless.com.

SAN DIEGO--(BUSINESS WIRE)--November 5, 2009--Leap Wireless International, Inc. (NASDAQ: LEAP), a leading provider of innovative and value-driven wireless communications services, today reported financial and operational results for the quarter ended September 30, 2009. Service revenues for the third quarter increased 25 percent over the prior year quarter to $541.3 million. The Company reported adjusted operating income before depreciation and amortization (OIBDA) of $121.5 million for the third quarter, up $24 million over the comparable period of the prior year. For the quarter, adjusted OIBDA for the Company’s existing business was $175.0 million, an increase of $28.1 million from the prior year period. This improvement reflects an approximately 263,000 year-over-year increase in end-of-period customers in existing markets and the resulting benefits of scale. The Company’s operating income for the quarter was $1.4 million, compared to $2.4 million for the third quarter of 2008.

The Company reported approximately 116,000 net customer additions. Third quarter net customer additions included approximately 102,000 net voice additions in the Company’s expansion markets (those markets that launched service after December 31, 2007); a net loss of approximately 83,000 voice customers in the Company’s existing markets (those markets in operation on December 31, 2007); and approximately 97,000 net broadband additions. Churn for the quarter was 5.4 percent.

“The Company delivered solid financial performance in what is seasonally our most challenging quarter, as reflected in our 25 percent year-over-year growth in adjusted OIBDA and 35 percent year-over-year increase in total customers,” said Doug Hutcheson, Leap's president and chief executive officer. “We also delivered these results in the midst of an increasingly competitive landscape in the pre-paid wireless space as well as a turbulent economic environment, which included rising unemployment and reduced discretionary income in our key demographic segments. The competitive and economic environment contributed to the year-over-year increase in churn in our existing markets which affected net customer additions.”

Continued Hutcheson, “During the third quarter, we introduced a number of new initiatives designed to strengthen our position in this dynamic and challenging operating environment. We launched enhanced service plans, new features and additional coverage that increased the value Cricket brings to our customers. In addition, we significantly broadened our distribution channels with the launch of our new, all-inclusive Cricket PAYGo™ monthly voice product in 3,500 locations of four of the country’s largest mass-market retailers and announced the launch of Cricket Broadband in nearly 850 stores of the nation’s largest mass retailer under an exclusive distribution arrangement. Based on the initial positive trends we are experiencing, we believe that these actions have strengthened our competitive position as we move into what we expect will remain a volatile climate during our traditional stronger selling season in the fourth and first quarters.”

Key Financial Results and Operating Metrics (1)

(Unaudited; in millions, except for percentages, customer data and operating metrics)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2009	2008	Change	2009	2008	Change

Service revenues	$541.3	$434.5	24.6%	$1,596.9	$1,250.6	27.7%
Existing business service revenues(2)	$420.2	$407.9	3.0%	$1,304.1	$1,213.8	7.4%
Total revenues	$599.5	$496.7	20.7%	$1,783.9	$1,439.9	23.9%
Operating income	$1.4	$2.4	(41.7%)	$26.6	$42.9	(38.0%)
Adjusted OIBDA	$121.5	$97.5	24.6%	$356.1	$322.9	10.3%
Adjusted OIBDA as a percentage of service revenues	22%	22%	—	22%	26%	—
Existing business adjusted OIBDA(2)	$175.0	$146.9	19.1%	$530.9	$436.3	21.7%
Existing business adjusted OIBDA as a percentage of existing business service revenues	42%	36%	—	41%	36%	—
Net loss	$(65.4)	$(47.3)	(38.3%)	$(174.0)	$(88.8)	(95.9%)
Diluted loss per share	$(0.85)	$(0.72)	—	$(2.49)	$(1.39)	—
Gross customer additions(3)	851,230	593,619	43.4%	2,532,074	1,686,143	50.2%
Net customer additions(4)	116,182	155,779	(25.4%)	811,702	557,012	45.7%
End-of-period customers	4,656,362	3,460,140	34.6%	4,656,362	3,460,140	34.6%
Weighted-average customers	4,555,605	3,371,932	35.1%	4,348,973	3,163,480	37.5%
Churn(4)	5.4%	4.2%	—	4.4%	3.9%	—
End of period covered POPS	~ 91.1	61.7	47.6%	~ 91.1	61.7	47.6%
Average revenue per user (ARPU)	$39.60	$42.95	(7.8%)	$40.80	$43.92	(7.1%)
Cash costs per user (CCU)	$17.73	$21.50	(17.5%)	$18.68	$21.41	(12.8%)
Cost per gross addition (CPGA)	$208	$201	3.5%	$201	$189	6.3%
Cash purchases of property and equipment	$151.6	$190.0	(20.2%)	$577.5	$528.3	9.3%
Unrestricted cash, cash equivalents and short-term investments	$614.1	$826.3	(25.7%)	$614.1	$826.3	(25.7%)

(1) For a reconciliation of non-GAAP financial measures, please refer to the section entitled “Definition of Terms and Reconciliation of Non-GAAP Financial Measures” included at the end of this release. Information relating to population and potential customers (POPs) is based on population estimates provided by Claritas Inc. for the relevant year.

(2) The term “existing markets” in this release refers to the Company’s markets in service on December 31, 2007, and the term “expansion markets” refers to the Company’s markets which launched service after December 31, 2007. The term “existing business” refers to the Company’s business operations in existing markets, excluding any effects of the Company’s Cricket Broadband service.

(3) The Company recognizes a gross customer addition for each Cricket Wireless, Cricket Broadband and Cricket PAYGo™ line of service activated by a customer.

(4) Results for net customer additions and churn for the three and nine months ended September 30, 2008 exclude customers acquired from Hargray Communications Group in markets in South Carolina and Georgia in April 2008.

Discussion of Financial and Operational Results for the Quarter

  Service revenues increased to $541.3 million, a 25 percent increase over the comparable period of the prior year. This increase resulted primarily from a 35 percent year-over-year increase in weighted-average customers, reflecting the success of the Company’s recent market launches and customer acceptance of the Company’s Cricket Broadband service, offset by a decline in ARPU as further discussed below.
  Third quarter 2009 operating income of $1.4 million decreased by $1 million over the comparable period of the prior year, reflecting an increase in service revenues offset by a decline in equipment revenues and increased investments made during the quarter to support new initiatives.
  Adjusted OIBDA for the third quarter was $121.5 million and reflects $53.5 million of negative OIBDA associated with the Company’s new initiatives, which include the ongoing operations of the Company’s Cricket Broadband service and the Company’s newly launched A66 markets. Existing business adjusted OIBDA for the third quarter of 2009 increased $28.1 million over the prior year period to $175.0 million, reflecting an increase of approximately 263,000 end-of-period customers year-over-year and the resulting benefits of scale.
  Net loss for the third quarter was $65.4 million, or $0.85 per share, compared to a net loss of $47.3 million, or $0.72 per share, for the comparable period of the prior year.
  End-of-period customers for the third quarter of 2009 were 4,656,362, a 35 percent increase from end-of-period customers for the third quarter of 2008.
  Customer churn for the third quarter of 2009 was 5.4 percent, an increase from 4.2 percent for the comparable period of the prior year. This year-over-year increase in churn reflects the effects of less tenured customers in our newly launched markets, competitive pressures and the significant effect of rising unemployment in our key customer segments, which decreased available discretionary income and resulted in increased deactivations. Churn in the Company’s existing markets was 5.1 percent, reflecting typical seasonality, increased competitive activity and rising unemployment in key Cricket customer segments, which led to higher customer deactivations and reactivations during the quarter. The Company expects churn to improve in the fourth quarter and into 2010, due in part to the maturation of the Company’s recently launched markets.
  Third quarter ARPU declined 8 percent over the prior year quarter and 3 percent from the second quarter of 2009 to $39.60, reflecting expected seasonal trends in customer activity in the Company’s existing business, increased customer acceptance of the Company’s new, lower-priced Cricket Wireless service plans and the continued success of Cricket Broadband. Third quarter ARPU was also impacted by increased customer deactivations and higher reactivations in the quarter due to the impact of rising unemployment on discretionary spending and increased competitive activity. The Company expects that ARPU in the fourth quarter of 2009 will continue to reflect continued economic pressure on our customer base, along with seasonal trends in our existing markets, recent changes to our Cricket Wireless service plans and the maturation of our recently launched markets.
  CCU declined 17.5 percent over the prior year quarter due primarily to cost savings from cost management initiatives and increasing benefits of scale.
  Capital expenditures during the third quarter of 2009 were $151.6 million, including capitalized interest.

Other Key Operational Highlights

  Launched enhanced service plans and new features that increased the value Cricket brings to customers.
  Introduced two new, all-inclusive nationwide Cricket monthly voice products and began deployment into thousands of new mass-market retail locations. These new products are now available at four of the most trusted names in ‘big box’ national retail. The new all-inclusive monthly $40 and $45 plans which are available only through these four mass-market retailers are part of the Company’s existing Cricket PAYGo product line.
  Announced new all-inclusive $50 Cricket Broadband monthly service plan now available in nearly 850 stores of the nation’s largest retailer. The new plan includes fees and telecom taxes and provides unlimited Internet access without a signed contract or credit check.
  Launched new broadband modem, UM 185C, and three new tri-band phones: Cricket TXTM8T, Samsung Messager II and Cricket CAPTR.
  Won Frost and Sullivan’s 2009 Award for Key Enabler in the U.S. Mobile Services Market for MyHomeScreen, Cricket’s proprietary on display portal.

"Despite the challenges of the increasingly competitive operating environment and sustained economic pressure on our key customer segments, the strength of our business was again evident in the third quarter as we realized the benefits of increasing scale and effective cost management activities,” said Walter Berger, Leap’s executive vice president and chief financial officer. “We believe that both of these factors are evident in the 25 percent year-over-year improvement in adjusted OIBDA and the 42 percent adjusted OIBDA margins delivered by our existing business during the quarter. In the coming quarters, we expect to see significant reductions in the operating and capital investments we are making to support the launch and development of our new initiatives. We believe that these reductions, together with the operating efficiencies we expect to realize from growing scale and ongoing productivity initiatives, will substantially improve the cash flow profile of the business, moving the business to a levered-free-cash-flow position early next year and further strengthening our balance sheet.”

“We are updating our business outlook for the fourth quarter of 2009 to reflect our current expectations for customer growth in the emerging economic and competitive environment,” continued Berger. “In the coming quarters, we plan to provide our outlook regarding our projected financial and operational performance for future periods, which will reflect the impacts of recently launched programs and initiatives, including our enhanced service plans and broadened distribution of our Cricket PAYGo and Cricket Broadband products. We believe that our strong balance sheet, growing cash flows and disciplined focus on cost-management strongly position us to compete and succeed in the current competitive environment.”

Updated Business Outlook

The following financial and operating forecasts, and the forecasts included elsewhere in this release, replace in their entirety any business outlook or other financial and operating projections previously issued by the Company. These forward-looking statements are based on management's current plans and its review of current operating, financial and competitive information and projections regarding the Company’s future performance, which are dynamic and subject to change. These forward-looking statements are qualified in that regard and speak only of management's views as of the date of this release. The Company does not undertake any obligation to publicly update or revise these forward-looking projections, whether as a result of new information, future events or otherwise. Actual results could differ materially from those stated or implied by such forward-looking statements due to risks and uncertainties associated with the Company’s business. Factors that could cause actual results to differ from these forward-looking statements are described later in this release.

  Net customer additions for fiscal year 2009 are expected to be between approximately 1.05 and 1.3 million, including voice and broadband additions in the Company’s existing and expansion markets. The Company previously estimated that net customer additions for fiscal year 2009 would be approximately 1.5 million.
  Adjusted OIBDA for fiscal year 2009 is expected to be approximately $500 million.
  Capital expenditures for fiscal year 2009, excluding capitalized interest costs, are expected to be between $650 million and $700 million. The Company’s projection reflects the amount of capital already spent or committed to launch and complete the build-out of the Company’s recently launched markets, capital expenditures required to support the ongoing growth and development of the Company’s existing network in light of projected 2009 customer growth and other planned capital projects.

Conference Call Information

As previously announced, Leap management will host a conference call with live webcast at 5:00 p.m. EST / 2:00 p.m. PST today to discuss these results. Other forward-looking and material information may also be discussed during this call.

To listen live via telephone, dial 1-800-926-7385 (domestic) or 1-212-231-2905 (international). No participant pass code number is required for this call. If listening via telephone, the accompanying presentation slides may be accessed by visiting http://investor.leapwireless.com. Listeners should navigate to the webcast and choose the 'Live Phone' option to view the slides in conjunction with the live conference call. Individuals dialing into the live call are encouraged to call in 15 minutes prior to the start time in order to register and be placed into the call.

To listen live via webcast and view accompanying presentation slides, visit http://investor.leapwireless.com. Please choose the 'webcast' option to view the slides in conjunction with the webcast.

An online replay and downloadable MP3 of the event will be available on the Company’s website shortly after the live call and will be accessible for a limited period of time. A telephonic replay will be available two hours after the call’s completion and can be accessed by dialing 1-800-633-8284 (domestic) or 1-402-977-9140 (international) and entering reservation number 21440680.

About Leap

Leap provides innovative, high-value wireless services to a fast-growing, young and ethnically diverse customer base. With the value of unlimited wireless services as the foundation of its business, Leap pioneered its Cricket service. The Company and its joint ventures now operate in 34 states and the District of Columbia and hold licenses in 35 of the top 50 U.S. markets. Through its affordable, flat-rate service plans, Cricket offers customers a choice of unlimited voice, text, high-speed data and mobile Web services. Headquartered in San Diego, Calif., Leap is traded on the NASDAQ Global Select Market under the ticker symbol "LEAP." For more information, please visit www.leapwireless.com.

Notes Regarding Non-GAAP Financial Measures

Information presented in this press release and in the attached financial tables includes financial information prepared in accordance with generally accepted accounting principles in the U.S., or GAAP, as well as non-GAAP financial measures. Generally, a non-GAAP financial measure, within the meaning of Item 10 of Regulation S-K promulgated by the Securities and Exchange Commission (SEC), is a numerical measure of a company’s financial performance or cash flows that (a) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, which are included in the most directly comparable measure calculated and presented in accordance with GAAP in the consolidated balance sheets, consolidated statements of operations or consolidated statements of cash flows; or (b) includes amounts, or is subject to adjustments that have the effect of including amounts, which are excluded from the most directly comparable measure so calculated and presented. As described more fully in the notes to the attached financial tables, management supplements the information provided by financial statement measures with several customer-focused performance metrics that are widely used in the telecommunications industry. Adjusted OIBDA, existing business adjusted OIBDA, CPGA, and CCU are non-GAAP financial measures. Non-GAAP financial measures should be considered in addition to, but not as a substitute for, the information prepared in accordance with GAAP. Reconciliations of non-GAAP financial measures used in this release to the most directly comparable GAAP financial measures can be found in the section entitled “Definition of Terms and Reconciliation of Non-GAAP Financial Measures” included toward the end of this release.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management’s current expectations based on currently available operating, financial and competitive information, but are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those anticipated in or implied by the forward-looking statements. Our forward-looking statements include our discussions in “Updated Business Outlook” for fiscal year 2009 and our expectations regarding future growth, spending, results of operations and customer penetration, and are generally identified with words such as “believe,” “expect,” “intend,” “plan,” “could,” “may” and similar expressions. Risks, uncertainties and assumptions that could affect our forward-looking statements include, among other things:

• our ability to attract and retain customers in an extremely competitive marketplace;

• the duration and severity of the current economic downturn in the United States and changes in economic conditions, including interest rates, consumer credit conditions, consumer debt levels, consumer confidence, unemployment rates, energy costs and other macro-economic factors that could adversely affect demand for the services we provide;

• the impact of competitors’ initiatives;

• our ability to successfully implement product offerings and execute effectively on our other strategic activities;

• our ability to obtain roaming services from other carriers at cost-effective rates;

• our ability to maintain effective internal control over financial reporting;

• our ability to attract, motivate and retain an experienced workforce;

• our ability to comply with the covenants in any credit agreement, indenture or similar instrument governing any of our existing or future indebtedness;

• failure of our network or information technology systems to perform according to expectations; and

• other factors detailed in the section entitled “Risk Factors” included in our periodic reports filed with the SEC, including our Quarterly Report on Form 10-Q for the quarter ended September 30, 2009, which we expect to file shortly with the SEC, and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2009 filed with the SEC on August 10, 2009.

All forward-looking statements included in this news release should be considered in the context of these risks. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Investors and prospective investors are cautioned not to place undue reliance on our forward-looking statements.

Leap is a U.S. registered trademark and the Leap logo is a trademark of Leap. Cricket, Jump, the Cricket “K” and Flex Bucket are U.S. registered trademarks of Cricket. In addition, the following are trademarks or service marks of Cricket: BridgePay, Cricket By Week, Cricket Choice, Cricket Connect, Cricket Nation, Cricket PAYGo and Cricket Wireless Internet Service. All other trademarks are the property of their respective owners.

LEAP WIRELESS INTERNATIONAL, INC. CONSOLIDATED BALANCE SHEETS (1) (2) (In thousands, except share amounts)

	September 30, 2009	December 31, 2008
Assets	(Unaudited)
Cash and cash equivalents	$222,961	$357,708
Short-term investments	391,148	238,143
Restricted cash, cash equivalents and short-term investments	3,248	4,780
Inventories	88,380	99,086
Deferred charges	36,238	27,207
Other current assets	62,077	51,948
Total current assets	804,052	778,872
Property and equipment, net	2,092,954	1,842,718
Wireless licenses	1,919,294	1,841,798
Assets held for sale	4,015	45,569
Goodwill	430,101	430,101
Intangible assets, net	25,749	29,854
Other assets	92,878	83,945
Total assets	$5,369,043	$5,052,857
Liabilities and Stockholders’ Equity
Accounts payable and accrued liabilities	$244,162	$325,294
Current maturities of long-term debt	7,000	13,000
Other current liabilities	217,963	162,002
Total current liabilities	469,125	500,296
Long-term debt	2,752,779	2,566,025
Deferred tax liabilities	242,463	217,631
Other long-term liabilities	88,614	84,350
Total liabilities	3,552,981	3,368,302
Redeemable noncontrolling interests	75,792	71,879
Stockholders’ equity:
Preferred stock — authorized 10,000,000 shares, $.0001 par value; no shares issued and outstanding	—	—
Common stock — authorized 160,000,000 shares, $.0001 par value; 77,410,189 and 69,515,526 shares issued and outstanding at September 30, 2009 and December 31 2008, respectively	8	7
Additional paid-in capital	2,134,348	1,835,468
Accumulated deficit	(394,672)	(216,877)
Accumulated other comprehensive income (loss)	586	(5,922)
Total stockholders’ equity	1,740,270	1,612,676
Total liabilities and stockholders’ equity	$5,369,043	$5,052,857

LEAP WIRELESS INTERNATIONAL, INC. CONSOLIDATED STATEMENTS OF OPERATIONS(1) (2) (Unaudited and in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008

Revenues:
Service revenues	$541,268	$434,523	$1,596,858	$1,250,595
Equipment revenues	58,200	62,174	187,005	189,344
Total revenues	599,468	496,697	1,783,863	1,439,939
Operating expenses:
Cost of service (exclusive of items shown separately below)	156,707	129,708	455,618	359,735
Cost of equipment	133,502	113,057	419,073	332,405
Selling and marketing	111,702	77,407	311,913	209,783
General and administrative	87,077	87,522	274,192	240,662
Depreciation and amortization	107,876	86,033	297,230	254,839
Impairment of assets	639	177	639	177
Total operating expenses	597,503	493,904	1,758,665	1,397,601
Gain (loss) on sale or disposal of assets	(591)	(402)	1,436	559
Operating income	1,374	2,391	26,634	42,897
Equity in net income (loss) of investee	996	230	2,990	(1,127)
Interest income	727	4,072	2,314	11,439
Interest expense	(59,129)	(45,352)	(150,040)	(109,110)
Other income (expense), net	(17)	1,115	(126)	(3,228)
Loss on extinguishment of debt	—	—	(26,310)	—
Loss before income taxes	(56,049)	(37,544)	(144,538)	(59,129)
Income tax expense	(9,358)	(9,726)	(29,412)	(29,683)
Net loss	(65,407)	(47,270)	(173,950)	(88,812)
Accretion of redeemable noncontrolling interests, net of tax	834	(1,992)	(3,670)	(5,825)
Net loss attributable to common stockholders	$(64,573)	$(49,262)	$(177,620)	$(94,637)
Loss per share attributable to common stockholders:
Basic	$(0.85)	$(0.72)	$(2.49)	$(1.39)
Diluted	$(0.85)	$(0.72)	$(2.49)	$(1.39)
Shares used in per share calculations:
Basic	75,598	68,071	71,469	67,999
Diluted	75,598	68,071	71,469	67,999

LEAP WIRELESS INTERNATIONAL, INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS(1) (2) (Unaudited and in thousands)

	Nine Months Ended September 30,
	2009	2008
Operating activities:
Net cash provided by operating activities	$194,825	$271,269
Investing activities:
Acquisition of business, net of cash acquired	—	(31,201)
Purchases of property and equipment	(577,542)	(528,333)
Change in prepayments for purchases of property and equipment	5,377	(4,867)
Purchases of and deposits for wireless licenses and spectrum clearing costs	(34,311)	(74,698)
Return of deposit for wireless licenses	—	70,000
Proceeds from sale of wireless licenses and operating assets	2,965	—
Purchases of investments	(640,193)	(446,590)
Sales and maturities of investments	487,270	341,239
Purchase of membership units of equity method investment	—	(1,033)
Change in restricted cash	706	(1,980)
Net cash used in investing activities	(755,728)	(677,463)
Financing activities:
Proceeds from issuance of long-term debt	1,057,474	535,750
Repayment of long-term debt	(880,904)	(7,750)
Payment of debt issuance costs	(15,094)	(7,507)
Proceeds from issuance of common stock, net	265,907	7,068
Other	(1,227)	(12,900)
Net cash provided by financing activities	426,156	514,661
Net increase (decrease) in cash and cash equivalents	(134,747)	108,467
Cash and cash equivalents at beginning of period	357,708	433,337
Cash and cash equivalents at end of period	$222,961	$541,804

Supplementary disclosure of cash flow information:
Cash paid for interest	$133,379	$107,924
Cash paid for income taxes	$2,490	$1,916

Explanatory Notes to Financial Statements

(1) The consolidated financial statements and the tables of results and operating and financial metrics included at the beginning of this release include the accounts of Leap and its wholly owned subsidiaries as well as the accounts of LCW Wireless, LLC and Denali Spectrum, LLC and their wholly owned subsidiaries. The Company consolidates its interests in LCW Wireless, LLC and Denali Spectrum, LLC in accordance with the authoritative guidance for the consolidation of variable interest entities because these entities are variable interest entities and the Company will absorb a majority of their expected losses. All significant intercompany accounts and transactions have been eliminated in the consolidated financial statements.

(2) On January 1, 2009, we adopted the authoritative guidance for noncontrolling interests, which requires noncontrolling interests to be presented as a separate component of equity in the consolidated balance sheet. The guidance also modifies the presentation of net income by requiring earnings and other comprehensive income to be attributed to controlling and noncontrolling interests. The cumulative impact to the Company’s financial statements as a result of the adoption of the guidance resulted in a $9.2 million reduction to stockholders’ equity, a $5.8 million reduction to deferred tax liabilities and a $15.0 million increase to redeemable noncontrolling interests (formerly referred to as minority interests) as of December 31, 2008. The Company retrospectively applied the guidance to all prior periods.

(3) The following tables summarize operating data for the Company’s consolidated operations for the three and nine months ended September 30, 2009 and 2008 (unaudited; in thousands, except percentages):

	Three Months Ended September 30,
	2009	% of 2009 Service Revenues	2008	% of 2008 Service Revenues	Change from Prior Year
					Dollars	Percent
Revenues:
Service revenues	$541,268		$434,523		$106,745	24.6%
Equipment revenues	58,200		62,174		(3,974)	(6.4)%
Total revenues	599,468		496,697		102,771	20.7%
Operating expenses:
Cost of service	156,707	29.0%	129,708	29.9%	26,999	20.8%
Cost of equipment	133,502	24.7%	113,057	26.0%	20,445	18.1%
Selling and marketing	111,702	20.6%	77,407	17.8%	34,295	44.3%
General and administrative	87,077	16.1%	87,522	20.1%	(445)	(0.5)%
Depreciation and amortization	107,876	19.9%	86,033	19.8%	21,843	25.4%
Impairment of assets	639	0.1%	177	0.0%	462	261.0%
Total operating expenses	597,503	110.4%	493,904	113.7%	103,599	21.0%
Loss on sale or disposal of assets	(591)	(0.1)%	(402)	(0.1)%	(189)	(47.0)%
Operating income	$1,374	0.3%	$2,391	0.6%	$(1,017)	(42.5)%

	Nine Months Ended September 30,
	2009	% of 2009 Service Revenues	2008	% of 2008 Service Revenues	Change from Prior Year
					Dollars	Percent
Revenues:
Service revenues	$1,596,858		$1,250,595		$346,263	27.7%
Equipment revenues	187,005		189,344		(2,339)	(1.2)%
Total revenues	1,783,863		1,439,939		343,924	23.9%
Operating expenses:
Cost of service	455,618	28.5%	359,735	28.8%	95,883	26.7%
Cost of equipment	419,073	26.2%	332,405	26.6%	86,668	26.1%
Selling and marketing	311,913	19.5%	209,783	16.8%	102,130	48.7%
General and administrative	274,192	17.2%	240,662	19.2%	33,530	13.9%
Depreciation and amortization	297,230	18.6%	254,839	20.4%	42,391	16.6%
Impairment of assets	639	0.0%	177	0.0%	462	261.0%
Total operating expenses	1,758,665	110.1%	1,397,601	111.8%	361,064	25.8%
Gain on sale or disposal of assets	1,436	0.1%	559	0.0%	877	156.9%
Operating income	$26,634	1.7%	$42,897	3.4%	$(16,263)	(37.9)%

Total share-based compensation expense related to the Company’s share-based awards for the three and nine months ended September 30, 2009 and 2008 was allocated to the statements of operations as follows (unaudited; in thousands, except per share data):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Cost of service	$865	$628	$2,510	$2,145
Selling and marketing expenses	1,866	871	4,915	3,406
General and administrative expenses	8,276	6,967	25,644	19,951
Share-based compensation expense	$11,007	$8,466	$33,069	$25,502
Share-based compensation expense per share:
Basic	$0.15	$0.12	$0.46	$0.38
Diluted	$0.15	$0.12	$0.46	$0.38

Definition of Terms and Reconciliation of Non-GAAP Financial Measures

The Company utilizes certain financial measures that are widely used in the telecommunications industry and are not calculated based on GAAP. Certain of these financial measures are considered non-GAAP financial measures within the meaning of Item 10 of Regulation S-K promulgated by the SEC.

(4) Churn, which measures customer turnover, is calculated as the net number of customers that disconnect from our service divided by the weighted-average number of customers divided by the number of months during the period being measured. Customers who do not pay their first monthly bill are deducted from our gross customer additions in the month in which they are disconnected; as a result, these customers are not included in churn. Customers of our Cricket Wireless and Cricket Broadband service are generally disconnected from service approximately 30 days after failing to pay a monthly bill, and pay-in-advance customers who ask to terminate their service are disconnected when their paid service period ends. Customers of our Cricket PAYGo service are generally disconnected from service if they have not replenished or “topped up” their account within 60 days after the end of their current term of service. Management uses churn to measure our retention of customers, to measure changes in customer retention over time, and to help evaluate how changes in our business affect customer retention. In addition, churn provides management with a useful measure to compare our customer turnover activity to that of other wireless communications providers. We believe investors use churn primarily as a tool to track changes in our customer retention over time and to compare our customer retention to that of other wireless communications providers. Other companies may calculate this measure differently.

(5) ARPU is service revenue divided by the weighted-average number of customers, divided by the number of months during the period being measured. Management uses ARPU to identify average revenue per customer, to track changes in average customer revenues over time, to help evaluate how changes in our business, including changes in our service offerings and fees, affect average revenue per customer, and to forecast future service revenue. In addition, ARPU provides management with a useful measure to compare our subscriber revenue to that of other wireless communications providers. We do not recognize service revenue until payment has been received and services have been provided to the customer. In addition, customers of our Cricket Wireless and Cricket Broadband service are generally disconnected from service approximately 30 days after failing to pay a monthly bill. Customers of our Cricket PAYGo service are generally disconnected from service if they have not replenished or “topped up” their account within 60 days after the end of their current term of service. Therefore, because our calculation of weighted-average number of customers includes customers who have not paid their last bill and have yet to disconnect service, ARPU may appear lower during periods in which we have significant disconnect activity. We believe investors use ARPU primarily as a tool to track changes in our average revenue per customer and to compare our per customer service revenues to those of other wireless communications providers. Other companies may calculate this measure differently.

(6) CPGA is selling and marketing costs (excluding applicable share-based compensation expense included in selling and marketing expense), and equipment subsidy (generally defined as cost of equipment less equipment revenue), less the net loss on equipment transactions unrelated to initial customer acquisition, divided by the total number of gross new customer additions during the period being measured. The net loss on equipment transactions unrelated to initial customer acquisition includes the revenues and costs associated with the sale of handsets to existing customers as well as costs associated with handset replacements and repairs (other than warranty costs which are the responsibility of the handset manufacturers). We deduct customers who do not pay their first monthly bill from our gross customer additions, which tends to increase CPGA because we incur the costs associated with this customer without receiving the benefit of a gross customer addition. Management uses CPGA to measure the efficiency of our customer acquisition efforts, to track changes in our average cost of acquiring new subscribers over time, and to help evaluate how changes in our sales and distribution strategies affect the cost-efficiency of our customer acquisition efforts. In addition, CPGA provides management with a useful measure to compare our per customer acquisition costs with those of other wireless communications providers. We believe investors use CPGA primarily as a tool to track changes in our average cost of acquiring new customers and to compare our per customer acquisition costs to those of other wireless communications providers. Other companies may calculate this measure differently.

The following table reconciles total costs used in the calculation of CPGA to selling and marketing expense, which we consider to be the most directly comparable GAAP financial measure to CPGA (unaudited; in thousands, except gross customer additions and CPGA):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008

Selling and marketing expense	$111,702	$77,407	$311,913	$209,783
Less share-based compensation expense included in selling and marketing expense	(1,866)	(871)	(4,915)	(3,406)
Plus cost of equipment	133,502	113,057	419,073	332,405
Less equipment revenue	(58,200)	(62,174)	(187,005)	(189,344)
Less net loss on equipment transactions unrelated to initial customer acquisition	(7,708)	(7,880)	(29,548)	(31,289)
Total costs used in the calculation of CPGA	$177,430	$119,539	$509,518	$318,149
Gross customer additions	851,230	593,619	2,532,074	1,686,143
CPGA	$208	$201	$201	$189

(7) CCU is cost of service and general and administrative costs (excluding applicable share-based compensation expense included in cost of service and general and administrative expense) plus net loss on equipment transactions unrelated to initial customer acquisition (which includes the gain or loss on the sale of handsets to existing customers and costs associated with handset replacements and repairs (other than warranty costs which are the responsibility of the handset manufacturers)), divided by the weighted-average number of customers, divided by the number of months during the period being measured. CCU does not include any depreciation and amortization expense. Management uses CCU as a tool to evaluate the non-selling cash expenses associated with ongoing business operations on a per customer basis, to track changes in these non-selling cash costs over time, and to help evaluate how changes in our business operations affect non-selling cash costs per customer. In addition, CCU provides management with a useful measure to compare our non-selling cash costs per customer with those of other wireless communications providers. We believe investors use CCU primarily as a tool to track changes in our non-selling cash costs over time and to compare our non-selling cash costs to those of other wireless communications providers. Other companies may calculate this measure differently.

The following table reconciles total costs used in the calculation of CCU to cost of service, which we consider to be the most directly comparable GAAP financial measure to CCU (unaudited; in thousands, except weighted-average number of customers and CCU):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008

Cost of service	$156,707	$129,708	$455,618	$359,735
Plus general and administrative expense	87,077	87,522	274,192	240,662
Less share-based compensation expense included in cost of service and general and administrative expense	(9,141)	(7,595)	(28,154)	(22,096)
Plus net loss on equipment transactions unrelated to initial customer acquisition	7,708	7,880	29,548	31,289
Total costs used in the calculation of CCU	$242,351	$217,515	$731,204	$609,590
Weighted-average number of customers	4,555,605	3,371,932	4,348,973	3,163,480
CCU	$17.73	$21.50	$18.68	$21.41

(8) Adjusted OIBDA is defined as operating income (loss) before depreciation and amortization, adjusted to exclude the effects of: gain/loss on sale/disposal of assets; impairment of assets; and share-based compensation expense (benefit). Existing business adjusted OIBDA further adjusts adjusted OIBDA to exclude total revenues attributable to expansion markets launched after December 31, 2007 and the Company’s Broadband service offering that were included in total revenues, and to add back operating expenses attributable to such activities that were included in total operating expenses (other than depreciation and amortization and share-based compensation expense, which have already been added back to adjusted OIBDA). Generally, for purposes of calculating these measures, corporate-level and regional-level overhead expenses are allocated to our markets based on gross customer additions and weighted average customers by market. Adjusted OIBDA and existing business adjusted OIBDA should not be construed as alternatives to operating income or net income as determined in accordance with GAAP, as alternatives to cash flows from operating activities as determined in accordance with GAAP or as measures of liquidity.

In a capital-intensive industry such as wireless telecommunications, management believes that adjusted OIBDA and existing business adjusted OIBDA, as well as the associated percentage margin calculations, are meaningful measures of the Company’s operating performance. We use adjusted OIBDA and existing business adjusted OIBDA as supplemental performance measures because management believes they facilitate comparisons of the Company’s operating performance from period to period and comparisons of the Company’s operating performance to that of other companies by backing out potential differences caused by the age and book depreciation of fixed assets (affecting relative depreciation expenses) as well as the items described above for which additional adjustments were made. While depreciation and amortization are considered operating costs under GAAP, these expenses primarily represent the non-cash current period allocation of costs associated with long-lived assets acquired or constructed in prior periods. Because adjusted OIBDA and existing business adjusted OIBDA facilitate internal comparisons of our historical operating performance, management also uses these metrics for business planning purposes and to measure our performance relative to that of our competitors. In addition, we believe that adjusted OIBDA, existing business adjusted OIBDA, and similar measures are widely used by investors, financial analysts and credit rating agencies as measures of our financial performance over time and to compare our financial performance with that of other companies in our industry. Adjusted OIBDA and existing business adjusted OIBDA have limitations as analytical tools, and should not be considered in isolation or as substitutes for analysis of our results as reported under GAAP. Some of these limitations include:

  they do not reflect capital expenditures;
  although they do not include depreciation and amortization, the assets being depreciated and amortized will often have to be replaced in the future, and adjusted OIBDA and existing business adjusted OIBDA do not reflect cash requirements for such replacements;
  they do not reflect costs associated with share-based awards exchanged for employee services;
  they do not reflect the interest expense necessary to service interest or principal payments on current or future indebtedness;
  they do not reflect expenses incurred for the payment of income taxes and other taxes; and
  other companies, including companies in our industry, may calculate these measures differently than we do, limiting their usefulness as comparative measures.

Management understands these limitations and considers adjusted OIBDA and existing business adjusted OIBDA as financial performance measures that supplement but do not replace the information provided to management by our GAAP results.

The following table reconciles adjusted OIBDA and existing business adjusted OIBDA to operating income, which we consider to be the most directly comparable GAAP financial measure to adjusted OIBDA and existing business adjusted OIBDA (unaudited; in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Operating income	$1,374	$2,391	$26,634	$42,897
Plus depreciation and amortization	107,876	86,033	297,230	254,839
OIBDA	109,250	88,424	323,864	297,736
Less (gain) loss on sale or disposal of assets	591	402	(1,436)	(559)
Plus impairment of indefinite-lived intangible assets	639	177	639	177
Plus share-based compensation	11,007	8,466	33,069	25,502
Adjusted OIBDA	$121,487	$97,469	$356,136	$322,856
Plus net operating expenses attributable to expansion markets and the Company’s Cricket Broadband service included in total operating expenses	53,528	49,416	174,763	113,468
Existing business adjusted OIBDA	$175,015	$146,885	$530,899	$436,324

CONTACT:
Leap Contacts:
Greg Lund, Media Relations
858-882-9105
glund@leapwireless.com
Amy Wakeham, Investor Relations
858-882-6084
awakeham@leapwireless.com